Exhibit 4.4

Loan Agreement

Party A (Lender): Kingtone Wirelessinfo Solution Holding Ltd

Party B (Borrower): Xi’an Xinrong Engineering and Industry (Group) Co., Ltd

Whereas:

The Borrower has asked for a loan from the Lender due to its capital requirement, based on the negotiation of the Borrower and Lender, the agreement is hereby concluded as follows:

1, Amount: RMB ￥17,000,000

2, Term: August 10, 2015---August 09, 2020

3, Interest: Free

4, Any dispute arising from execution of the Agreement shall be firstly settled by the Borrower and the Lender hereto through consultation. In case no settlement can be reached, the two parties agree to sue to the local court locating at the place where the lender has its operation.

5, The reasonable costs of litigants should be involved in such as lawyer ' s fees, loss of working time and investigation expenses of expenditures borne by the losing party.

6, This Agreement shall be executed in two copies, and each of the two parties shall have one.

Party A (stamp):	Party B (stamp):
company seal affixed	company seal affixed

Date: August 10, 2015	Date: August 10, 2015